EXHIBIT 99.1

Custom Truck One Source, Inc. Reports First Quarter 2026 Results and Increases Adjusted EBITDA 2026 Guidance
KANSAS CITY, Mo. April 27, 2026 – (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, forestry, waste management and other infrastructure-related end markets, today reported financial results for the three months ended March 31, 2026.
CTOS First-Quarter Highlights
•Record first quarter revenue of $461.6 million, an increase of $39.4 million, or 9.3%, compared to the first quarter of 2025
•Increased Average OEC on rent by $141.4 million, or 11.8%, compared to the first quarter of 2025
•Gross profit of $103.1 million, an increase of $17.5 million, or 20.5%, compared to the first quarter of 2025
•Adjusted Gross Profit of $159.3 million, an increase of $23.6 million, or 17.4%, compared to the first quarter of 2025
•Net loss of $4.1 million, an improvement of $13.7 million, or 76.9%, compared to the first quarter of 2025
•Adjusted EBITDA of $98.0 million, an increase of $24.6 million, or 33.4%, compared to the first quarter of 2025
•Given strong conditions in the transmission and distribution (“T&D”) end markets, increasing 2026 full year Adjusted EBITDA1 guidance range from $410M - $435M to $415M - $440M

“In the first quarter, we achieved record first-quarter revenue and delivered substantial year-over-year growth in revenue and Adjusted EBITDA of 9% and 33%, respectively. The sustained performance in our core T&D markets continues to be the primary driver of performance within our SER segment and for the Company as a whole. For the quarter, our rental fleet achieved average utilization of 81.4%, up 370 basis points versus the first quarter of last year. We ended the quarter with total OEC of $1.66 billion, the highest in our history, which should support our expected growth within SER in 2026,” said Ryan McMonagle, Chief Executive Officer of CTOS. “Our STEM segment also had a strong quarter, delivering revenue of $268 million, which excludes $95 million of sales to our SER segment. Our strong performance in the quarter allowed us to make substantial progress in reducing our net leverage, down almost 30 basis points versus the end of the previous quarter. We continue to be optimistic about the remainder of 2026, as CTOS remains well-positioned to benefit from secular tailwinds driven by data center investments, electrification, utility grid upgrades and infrastructure investment. For 2026, we remain focused on Adjusted EBITDA growth, working capital management, free cash flow generation and continued deleveraging.” McMonagle added.

Summary Actual Consolidated Financial Results

	Three Months Ended March 31,		Three Months Ended December 31, 2025
(in $000s)	2026	2025
Rental revenue	$137,215	$116,261	$141,981
Equipment sales	292,634	273,863	353,925
Parts sales and services	31,773	32,108	32,278
Total revenue	461,622	422,232	528,184
Gross Profit	$103,063	$85,536	$123,061
Adjusted Gross Profit[1]	$159,260	$135,627	$179,823
Net Income (Loss)	$(4,102)	$(17,791)	$20,875
Adjusted EBITDA[1]	$97,986	$73,426	$120,741
1 - Each of Adjusted Gross Profit and Adjusted EBITDA is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release. CTOS is unable to present a quantitative reconciliation of its forward-looking Adjusted EBITDA for the year ending December 31, 2026 to its most directly comparable GAAP financial measure due to the high variability and difficulty in predicting certain items that affect Adjusted EBITDA including, but not limited to, customer buyout requests on rentals with rental purchase options and income tax expense. Adjusted EBITDA should not be used to predict Net income (loss) as the difference between the measures are variable and unpredictable.

Summary Actual Financial Results by Segment
Beginning January 1, 2026, CTOS is reporting our results under two reportable segments: (1) Specialty Equipment Rentals (“SER”) and (2) Specialty Truck Equipment and Manufacturing (“STEM”). The new SER segment consists of our historical Equipment Rental Solutions (“ERS”) segment (except for certain used sales to be accounted for by STEM) and a portion of our historical Aftermarket Parts and Services (“APS”) segment, and the new STEM segment will consist of our historical Truck and Equipment Sales (“TES”) segment, certain used sales that previously were accounted for by ERS and a portion of our historical APS segment. We are also reflecting intercompany activity between the two segments, which is ultimately eliminated in consolidation. This new segment reporting reflects how CTOS’s business is managed and how resources are allocated in 2026 and utilizes Adjusted EBITDA as the segments’ profit measure. Segment Adjusted EBITDA is defined as segment operating income or loss before depreciation and amortization, further excluding the effects of purchase accounting adjustments and the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”).
Management believes this new presentation better reflects the positioning of CTOS’s strategies and operations portfolio and better reflects key economic drivers, capital intensity, and margin profiles of the respective new segments, as well as aligns our external reporting with how management allocates capital and evaluates performance. Prior period amounts have been recast to reflect the change to two reportable segments.
Specialty Equipment Rentals

	Three Months Ended
(in $000s)	March 31, 2026	March 31, 2025	December 31, 2025
Revenue from external customers:
Rental	$137,215	$116,261	$141,981
Equipment sales	37,777	29,855	55,773
Parts sales and services	18,771	20,965	20,982
Total revenue from external customers	193,763	167,081	218,736
Intersegment sales	6,790	11,600	10,489
Rental AR Provision(1)	2,176	1,845	2,070
Sales type lease adjustment(2)	2,103	1,257	(853)
Total Segment Revenue	204,832	181,783	230,442
Segment Expenses:
Cost of rental, excluding depreciation	30,748	30,092	29,921
Cost of equipment sales, net of purchase accounting, sales-type leases and depreciation(3)	28,472	17,926	35,407
Cost of parts and services, excluding depreciation	17,968	19,977	17,128
Cost of intersegment sales	6,110	11,600	10,489
Rental AR provision(1)	2,176	1,845	2,070
Total segment cost of revenue expenses	85,474	81,440	95,015
Selling, general and administrative expenses	13,861	14,294	15,100
Total segment expenses	99,335	95,734	110,115
Adjusted EBITDA	$105,497	$86,049	$120,327
1-Specifically identifiable lease revenue receivables not deemed probable of collection are recorded as a reduction of rental revenue. This is classified as a segment expense for Segment Adjusted EBITDA reviewed by the chief operating decision maker.
2-Impact of sales-type lease accounting for certain leases containing RPOs: this impact is excluded from the measure of Adjusted EBITDA utilized by our CODM to allocate resources and to assess the performance of our segments as we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts.
3-Excludes the non-cash impact of purchase accounting, impact of sales-type lease accounting for certain leases containing RPOs, further excluding depreciation.

Specialty Truck Equipment & Manufacturing

	Three Months Ended
(in $000s)	March 31, 2026	March 31, 2025	December 31, 2025
Revenue from external customers:
Equipment sales	$254,857	$244,008	$298,153
Parts sales and services	13,002	11,143	11,296
Total revenue from external customers	267,859	255,151	309,449
Intersegment sales	95,450	94,789	89,033
Total Segment Revenue	363,309	349,940	398,482
Segment Expenses:
Cost of equipment sales, net of purchase accounting and depreciation(1)	213,225	205,449	249,900
Cost of parts and services, excluding depreciation	9,094	7,444	8,926
Cost of intersegment sales	80,185	94,789	89,033
Total segment cost of revenue expenses	302,504	307,682	347,859
Selling, general and administrative expenses	17,580	15,853	18,301
Floorplan interest expense	10,519	13,297	11,891
Total segment expenses	330,603	336,832	378,051
Adjusted EBITDA	$32,706	$13,108	$20,431
1-Excludes the non-cash impact of purchase accounting.
Consolidated Adjusted EBITDA

	Three Months Ended
(in $000s)	March 31, 2026	March 31, 2025	December 31, 2025
SER Adjusted EBITDA	$105,497	$86,049	$120,327
STEM Adjusted EBITDA	32,706	13,108	20,431
Eliminations Adjusted EBITDA	(15,945)	—	—
Segment Adjusted EBITDA	122,258	99,157	140,758
Reconciling Items:
Corporate and non-allocated selling, general and administrative expenses	(24,272)	(25,731)	(20,017)
Adjusted EBITDA	$97,986	$73,426	$120,741
See the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026 for a reconciliation of segment-level adjusted EBITDA to Consolidated income (loss) before income taxes.
Summary Combined Operating Metrics

	Three Months Ended March 31,		Three Months Ended December 31, 2025
(in $000s)	2026	2025
Ending OEC(a) (as of period end)	$1,655,414	$1,548,210	$1,637,115
Average OEC on rent(b)	$1,343,712	$1,202,285	$1,377,027
Fleet utilization(c)	81.4%	77.7%	83.6%
OEC on rent yield(d)	38.9%	38.5%	38.7%
Sales order backlog(e) (as of period end)	$411,311	$420,149	$335,265
(a) Ending OEC — Ending original equipment cost (“OEC”) is the original equipment cost of units at the end of the measurement period.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.

(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For periods of less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.
Management Commentary
The increase of 18% in rental revenue in the first quarter of 2026 compared to the first quarter of 2025 was the result of improved average fleet utilization (which increased to 81.4% compared to 77.7%) driven by increased rental volume, with average OEC on rent increasing by 12% year-over-year. Compared to the first quarter of 2025, SER rental equipment sales increased 26.5% in the first quarter of 2026 due to an increase in buyout activity of rental contracts with purchase options. SER adjusted EBITDA in the first quarter of 2026 increased 24% compared to the first quarter of 2025.
Equipment sales in our STEM segment increased 4.4% in the first quarter of 2026 compared to the first quarter of 2025 driven by demand for forestry vehicles. Adjusted EBITDA increased by $19.8 million in the first quarter of 2026 compared to the first quarter of 2025. Our STEM backlog was down 2% compared to the first quarter of 2025, and remains within our expected range of four to six months.
The decrease in net loss in the first quarter of 2026 compared to the first quarter of 2025 was primarily due to higher operating income as a result of higher rental revenue driven by higher average OEC on rent as well as strong new equipment sales.
Adjusted EBITDA for the first quarter of 2026 was $98.0 million, a 33.4% increase compared to the first quarter of 2025, which was largely driven by increased gross profit and lower interest expense on variable-rate floor plan liabilities from lower inventory levels.
As of March 31, 2026, cash and cash equivalents were $9.6 million, total debt outstanding was $1,648.5 million, net debt was $1,638.9 million and our net leverage ratio was 4.02x. Availability under the senior secured credit facility was $256.9 million as of March 31, 2026, and based on our borrowing base, we have an additional $191.6 million of suppressed availability that we can potentially utilize by upsizing our existing facility.

2026 Outlook
We are reaffirming our full year consolidated revenue for 2026 and increasing our Adjusted EBITDA1, 4 guidance to reflect our strong first quarter and continued momentum in the rental business.
Consolidated CTOS:
•Revenue is expected to increase 3% to 9% year-over-year, with Adjusted EBITDA1, 4 expected to increase 8% to 15%
•Net rental fleet investment (purchases less proceeds) for 2026 is expected to be approximately $150 million to $170 million, with mid-single digit net OEC growth, reflecting a meaningful reduction from over $250 million in 2025
•Inventory months on hand is expected to continue trending toward the targeted level of below six months, supporting working capital improvement; and
•Levered free cash flow2, 4 is expected to exceed $50 million for 2026 and net leverage ratio3, 4 is expected to be meaningfully below four times by the end of fiscal 2026; the longer-term target remains achieving a net leverage ratio3, 4 below three times in 2027.
Specialty Equipment Rentals (SER):
•The rental business continues to perform very strong with OEC on rent, utilization and gross margin all continuing to perform ahead of expectations in 2026
•Demand for equipment serving the utility transmission and distribution market remains very strong and at record levels, and further penetration of the vocational rental market is expected to provide incremental growth
•Average fleet age ended 2025 at just over 2.9 years, which positioned the Company to reduce rental fleet investment while continuing to pursue growth, with OEC expected to increase by a mid-single digit percentage in 2026. Average fleet age at the end of the first quarter was just under 3 years, aging slightly.
Specialty Truck Equipment & Manufacturing (STEM):
•Third-party new sales revenue is expected to increase 3% to 10% in 2026 compared to 2025, supported by continued customer demand, stable supply chain conditions and relationships with key customers, chassis suppliers and attachment suppliers
•Total STEM revenue is expected to be down modestly to flat year-over-year due solely to lower intercompany rental sales/capex

•Sales order backlog increased by over $55 million (nearly 20%) in the fourth quarter of 2025 and a further $76 million (nearly 23%) in the first quarter of 2026, currently sitting at 4.5 months LTM third-party new sales and remains within the targeted range of four to six months
“Looking ahead, our focus in 2026 is on disciplined execution – translating strong end-market demand into profitable growth, free cash flow generation, and further balance sheet improvement. Our rental business continues to perform very strong, driven by demand in our utility transmission and distribution markets, and we are seeing the benefit of that strength flow through to margins and Adjusted EBITDA1, 4. We expect to show flat revenue and single digit year-over-year Adjusted EBITDA1, 4 growth in the second quarter. With a younger, highly utilized fleet and improving working capital dynamics, we believe CTOS is positioned to drive higher returns on invested capital while maintaining financial flexibility as we invest selectively to support our customers’ long-term needs, and to translate that into meaningful free cash flow generation,” said Chris Eperjesy, Chief Financial Officer of CTOS.

2026 Consolidated Outlook
Revenue	$2,005 million	—	$2,120 million
Adjusted EBITDA[1,4]	$415 million	—	$440 million

2026 Revenue Outlook by Segment [5]
SER	$835 million	—	$870 million
STEM	$1,580 million	—	$1,655 million
1 - Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about Adjusted EBITDA.
2 - Levered Free Cash Flow is defined as net cash provided by operating activities, less cash flow for investing activities, excluding acquisitions, plus acquisition of inventory through floor plan payables – non-trade less repayment of floor plan payables – non-trade, both of which are included in cash flow from financing activities in our Consolidated Statements of Cash Flows.
3 - Net leverage ratio is a non-GAAP performance measure used by management, and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about net leverage ratio.
4 - CTOS is unable to present a quantitative reconciliation of its forward-looking Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio for future periods to their respective most directly comparable GAAP financial measure due to the high variability and difficulty in predicting certain items that affect such GAAP measures including, but not limited to, customer buyout requests on rentals with rental purchase options and income tax expense. Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio should not be used to predict their respective most directly comparable GAAP measure as the differences between the respective measures are variable and unpredictable.
5- Beginning January 1, 2026, transactions between segments are accounted for as if completed on an arm’s length basis using a cost-plus methodology.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call to discuss its first quarter 2026 results at 9:00 a.m. ET on April 28, 2026, via a live audio-only webcast. Both the webcast link and a presentation of financial information will be posted on the “Events & Presentations” page of investors.customtruck.com. A replay of the call will be available by accessing the same webcast link detailed above.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications, and rail markets in North America, with a differentiated “one-stop-shop” business model. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade, and installation of critical infrastructure assets, including electric lines, telecommunications networks, and rail systems. The Company's coast-to-coast rental fleet of more than 10,350 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools, and accessories. For more information, please visit customtruck.com.
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (investors.customtruck.com) in addition to press releases, SEC filings and public conference calls. The information we post through our investor relations website may be deemed material. Accordingly, investors should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “suggests,” “plans,” “targets,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “could,” “would,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, changes in U.S. trade policy including tariffs, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; competition in the equipment dealership and rental industries; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to attract and retain key personnel, including our management and skilled technicians; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; uncertainty relating to macroeconomic conditions, unfavorable conditions in the capital and credit markets and our customers’ inability to obtain additional capital as required; increases in price of fuel or freight; regulatory, technological advancement, or other changes in our core end-markets may affect our customers’ spending; our strategic initiatives including acquisitions and divestitures may not be successful and may divert our management’s attention away from operations and could create general customer uncertainty; the interest of our majority stockholder, which may not be consistent with the other stockholders; volatility of our common stock market price; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; disruptions or security compromises affecting our information technology systems or those of our critical services providers could adversely affect our operating results by subjecting us to liability, and limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, or implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2025
(in $000s except per share data)	2026	2025
Revenue
Rental revenue	$137,215	$116,261	$141,981
Equipment sales	292,634	273,863	353,925
Parts sales and services	31,773	32,108	32,278
Total revenue	461,622	422,232	528,184
Cost of Revenue
Cost of rental revenue	31,065	30,400	30,228
Depreciation of rental equipment	56,197	50,091	56,762
Cost of equipment sales	243,918	228,477	291,772
Cost of parts sales and services	27,379	27,728	26,361
Total cost of revenue	358,559	336,696	405,123
Gross Profit	103,063	85,536	123,061
Operating Expenses
Selling, general and administrative expenses	57,626	59,451	56,603
Amortization	6,686	6,680	6,682
Non-rental depreciation	3,390	3,340	3,368
Transaction expenses and other	3,892	3,660	4,430
Total operating expenses	71,594	73,131	71,083
Operating Income	31,469	12,405	51,978
Other Expense
Interest expense, net	35,037	38,913	38,255
Financing and other expense (income)	237	(1,016)	(1,285)
Total other expense	35,274	37,897	36,970
Income (Loss) Before Income Taxes	(3,805)	(25,492)	15,008
Income Tax Expense (Benefit)	297	(7,701)	(5,867)
Net Income (Loss)	$(4,102)	$(17,791)	$20,875

Net Income (Loss) Per Share
Basic	$(0.02)	$(0.08)	$0.09
Diluted	$(0.02)	$(0.08)	$0.09

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in $000s)	March 31, 2026	December 31, 2025
Assets
Current Assets
Cash and cash equivalents	$9,608	$6,273
Accounts receivable, net	203,623	195,541
Financing receivables, net	6,076	8,853
Inventory	1,022,471	930,939
Prepaid expenses and other	20,455	17,009
Total current assets	1,262,233	1,158,615
Property and equipment, net	150,491	142,526
Rental equipment, net	1,088,517	1,086,678
Goodwill	705,058	705,167
Intangible assets, net	218,966	225,725
Operating lease assets	110,897	110,921
Other assets	11,144	11,822
Total Assets	$3,547,306	$3,441,454
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$125,351	$88,366
Accrued expenses	77,372	69,228
Deferred revenue and customer deposits	15,873	23,500
Floor plan payables - trade	323,028	291,215
Floor plan payables - non-trade	417,054	366,208
Operating lease liabilities - current	8,999	8,955
Current maturities of long-term debt	5,085	25,858
Total current liabilities	972,762	873,330
Long-term debt, net	1,628,943	1,619,352
Operating lease liabilities - noncurrent	106,294	105,909
Deferred income taxes	34,066	33,760
Total long-term liabilities	1,769,303	1,759,021
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(122,602)	(122,602)
Additional paid-in capital	1,561,053	1,559,874
Accumulated other comprehensive loss	(11,553)	(10,614)
Accumulated deficit	(621,682)	(617,580)
Total stockholders' equity	805,241	809,103
Total Liabilities and Stockholders' Equity	$3,547,306	$3,441,454

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
(in $000s)	2026	2025
Operating Activities
Net loss	$(4,102)	$(17,791)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	68,210	62,137
Amortization of debt issuance costs	1,089	1,064
Provision for losses on accounts receivable	2,445	2,030
Share-based compensation	1,179	2,404
Gain on sales and disposals of rental equipment	(9,882)	(9,986)
Deferred tax expense (benefit)	388	(8,119)
Changes in assets and liabilities:
Accounts and financing receivables	(6,501)	9,132
Inventories	(92,595)	(26,306)
Prepaids, operating leases and other	(3,060)	(4,756)
Accounts payable	34,286	35,230
Accrued expenses and other liabilities	8,145	11,405
Floor plan payables - trade, net	31,813	4,421
Customer deposits and deferred revenue	(7,600)	(5,230)
Net cash flow from operating activities	23,815	55,635
Investing Activities
Purchases of rental equipment	(96,906)	(111,933)
Proceeds from sales and disposals of rental equipment	47,813	44,547
Purchase of non-rental property and cloud computing arrangements	(10,141)	(3,920)
Net cash flow for investing activities	(59,234)	(71,306)
Financing Activities
Borrowings under revolving credit facilities	35,000	72,575
Repayments under revolving credit facilities	(45,000)	—
Principal payments on long-term debt	(2,271)	(2,221)
Acquisition of inventory through floor plan payables - non-trade	135,751	125,450
Repayment of floor plan payables - non-trade	(84,905)	(146,033)
Repurchase of common stock	—	(32,575)
Net cash flow from financing activities	38,575	17,196
Effect of exchange rate changes on cash and cash equivalents	179	50
Net Change in Cash and Cash Equivalents	3,335	1,575
Cash and Cash Equivalents at Beginning of Period	6,273	3,805
Cash and Cash Equivalents at End of Period	$9,608	$5,380

	Three Months Ended March 31,
(in $000s)	2026	2025
Supplemental Cash Flow Information
Interest paid	$22,128	$26,839
Income taxes paid (refunds received), net	(235)	—
Non-Cash Investing and Financing Activities
Property and equipment purchases in accounts payable	3,718	435
Rental equipment sales in accounts receivable	1,428	933

CUSTOM TRUCK ONE SOURCE, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance by excluding items considered to be non-recurring. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense (excluding interest on floorplan financing), income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreement and the indenture of our senior secured notes.
Adjusted Gross Profit. We present total gross profit excluding rental equipment depreciation (“Adjusted Gross Profit”) as a non-GAAP financial performance measure. This measure differs from the GAAP definition of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use this measure to evaluate operating margins and the effectiveness of the cost of our rental fleet.
Net Debt. We present the non-GAAP financial measure “Net Debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.
Net Leverage Ratio. Net leverage ratio is a non-GAAP performance measure used by management and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. We define net leverage ratio as net debt divided by Adjusted EBITDA for the previous twelve-month period (“last twelve months,” or “LTM”).

CUSTOM TRUCK ONE SOURCE, INC.
ADJUSTED EBITDA RECONCILIATION
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2025
(in $000s)	2026	2025
Net income (loss)	$(4,102)	$(17,791)	$20,875
Interest expense	24,518	25,616	26,364
Income tax expense (benefit)	297	(7,701)	(5,867)
Depreciation and amortization	68,274	62,511	69,013
EBITDA	88,987	62,635	110,385
Adjustments:
Non-cash purchase accounting impact (1)	3,232	4,181	3,967
Transaction and integration costs (2)	3,892	3,660	4,430
Sales-type lease adjustment (3)	696	546	(253)
Share-based payments (4)	1,179	2,404	2,212
Adjusted EBITDA	$97,986	$73,426	$120,741
Adjusted EBITDA is defined as net income (loss), as adjusted for provision for income taxes, interest expense, net (excluding interest on floorplan financing), depreciation of rental equipment and non-rental depreciation and amortization, and further adjusted for the impact of the fair value mark-up of acquired rental fleet, business acquisition and merger-related costs, including integration, the impact of accounting for certain of our rental contracts with customers that are accounted for under GAAP as sales-type lease and stock compensation expense. This non-GAAP measure is subject to certain limitations.
(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our ABL Credit Agreement and Indenture.
(2)    Represents transaction and other costs related to acquisitions of businesses; costs associated with closed operations; costs associated with restructuring and business optimization activities (inclusive of systems establishment costs); employee retention and/or severance costs; costs related to start-up/pre-openings and openings of locations; reconfiguration or consolidation of facilities or equipment conversion costs. These adjustments are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement and Indenture.
(3)    Represents the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. The adjustments are made pursuant to our ABL Credit Agreement and Indenture. The components of this adjustment are presented in the table below:

	Three Months Ended March 31,		Three Months Ended December 31, 2025
(in $000s)	2026	2025
Equipment sales	$730	$(2,161)	$(2,461)
Cost of equipment sales	(1,644)	1,839	1,883
Gross margin	(914)	(322)	(578)
Interest (income) expense	237	(1,012)	(1,374)
Rental invoiced	1,373	1,880	1,699
Sales-type lease adjustment	$696	$546	$(253)
(4) Represents non-cash share-based compensation expense associated with the issuance of restricted stock units.

Reconciliation of Adjusted Gross Profit
(unaudited)
The following table presents the reconciliation of Adjusted Gross Profit:

	Three Months Ended March 31,		Three Months Ended December 31, 2025
(in $000s)	2026	2025
Revenue
Rental revenue	$137,215	$116,261	$141,981
Equipment sales	292,634	273,863	353,925
Parts sales and services	31,773	32,108	32,278
Total revenue	461,622	422,232	528,184
Cost of Revenue
Cost of rental revenue	31,065	30,400	30,228
Depreciation of rental equipment	56,197	50,091	56,762
Cost of equipment sales	243,918	228,477	291,772
Cost of parts sales and services	27,379	27,728	26,361
Total cost of revenue	358,559	336,696	405,123
Gross Profit	103,063	85,536	123,061
Add: depreciation of rental equipment	56,197	50,091	56,762
Adjusted Gross Profit	$159,260	$135,627	$179,823

Reconciliation of SER Segment Adjusted Gross Profit and Adjusted Rental Gross Profit
(unaudited)
The following table presents the reconciliation of SER segment Adjusted Gross Profit:

	Three Months Ended March 31,		Three Months Ended December 31, 2025
(in $000s)	2026	2025
Revenue
Rental revenue	$137,215	$116,261	$141,981
Equipment sales	37,777	29,855	55,773
Parts sales and services	18,771	20,965	20,982
Intersegment sales	6,790	11,600	10,489
Total revenue	200,553	178,681	229,225
Cost of Revenue
Cost of rental revenue	31,065	30,400	30,229
Cost of equipment sales	28,214	20,667	39,181
Cost of parts and services	18,019	20,103	17,194
Depreciation of rental equipment	56,197	50,091	56,761
Intersegment cost of sales	6,111	11,600	10,489
Total cost of revenue	139,606	132,861	153,854
Gross profit	60,947	45,820	75,371
Add: depreciation of rental equipment	56,197	50,091	56,761
Adjusted Gross Profit	$117,144	$95,911	$132,132

The following table presents the reconciliation of SER segment Adjusted Rental Gross Profit:

	Three Months Ended March 31,		Three Months Ended December 31, 2025
(in $000s)	2026	2025
Rental revenue	$137,215	$116,261	$141,981
Cost of rental revenue	31,065	30,400	30,229
Adjusted Rental Gross Profit	$106,150	$85,861	$111,752

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of Net Debt:

(in $000s)	March 31, 2026	December 31, 2025
Current maturities of long-term debt	$5,085	$25,858
Long-term debt, net	1,628,943	1,619,352
Deferred financing fees	14,462	15,549
Less: cash and cash equivalents	(9,608)	(6,273)
Net Debt	$1,638,882	$1,654,486

Reconciliation of Net Leverage Ratio
(unaudited)
The following table presents the reconciliation of the Net Leverage Ratio:

	Twelve Months Ended
(in $000s)	March 31, 2026	December 31, 2025
Net Debt (as of period end)	$1,638,882	$1,654,486
Divided by: LTM Adjusted EBITDA (1)	$408,118	$383,558
Net Leverage Ratio	4.02	4.31

(1) The following tables presents the calculation of LTM Adjusted EBITDA for the periods ended March 31, 2026 and December 31, 2025:

	Current Year To Date Period	Less: Prior Year To Date Period	Add: Prior Fiscal Year	LTM Adjusted EBITDA
(in $000s)	March 31, 2026	March 31, 2025	December 31, 2025	March 31, 2026
Net income (loss)	$(4,102)	$(17,791)	$(31,052)	$(17,363)
Interest expense	24,518	25,616	104,882	103,784
Income tax expense (benefit)	297	(7,701)	2,922	10,920
Depreciation and amortization	68,274	62,511	264,998	270,761
EBITDA	88,987	62,635	341,750	368,102
Adjustments:
Non-cash purchase accounting impact	3,232	4,181	15,469	14,520
Transaction and integration costs	3,892	3,660	16,639	16,871
Sales-type lease adjustment	696	546	1,229	1,379
Share-based payments	1,179	2,404	8,471	7,246
Adjusted EBITDA	$97,986	$73,426	$383,558	$408,118